Exhibit 99.1

Ramtron International Corporation
News Release
Nasdaq: RMTR

NEWS FOR RELEASE: 10/22/2009, 4pm ET	CONTACT: Lee Brown
(719) 481-7213
lee.brown@ramtron.com

RAMTRON REPORTS THIRD-QUARTER 2009
FINANCIAL RESULTS

Ramtron Posts Third-Quarter GAAP EPS of $0.01 on Revenue of $11.6 Million

COLORADO SPRINGS, CO - October 22, 2009 - Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $11.6 million for the third quarter of 2009, compared with $17.4 million reported for the same quarter of 2008.  Third-quarter product revenue was $11.3 million, compared with product revenue of $17.1 million reported for the same quarter last year.

Third-quarter net income was $131,000, or $0.01 per share, compared with net income of $1.4 million, or $0.05 per share, for the same quarter a year earlier. Third-quarter 2009 results include a $40,000 restructuring charge related to restructuring and cost saving measures that were implemented in March of this year. The results for the third quarter also include non-cash, stock-based compensation expense of $376,000, and an income tax provision of $107,000. Without these items, third-quarter net income before tax would have been $654,000, or $0.02 per share. Product gross margin for the third quarter of 2009 was 53% compared to 54% for the third quarter of 2008.

“Improving business conditions across all major regions drove Ramtron’s return to GAAP profitability for the third quarter.  Sales of our serial memory products grew significantly from the second quarter of 2009 as we experienced increased order flow from key distributors,” said Bill Staunton, Ramtron’s chief executive officer. “Within our target markets, automotive showed signs of renewed demand and sales to our top automotive customer remained strong. Sales into business printers and printer consumables also grew from the second to third quarter and our top metering customers continued to order at healthy rates.”

Third-Quarter Product Highlights:

•	Integrated product revenue was $2.6 million, or 23% of F-RAM product revenue, compared with $5.1 million, or 30% of F-RAM revenue, for the third quarter of 2008.
•
The Company announced beta sampling of Ramtron’s first MaxArias™ wireless memory product to customers across several industries.  Ramtron’s MaxArias wireless memory combines the low power, high speed, and high endurance features of Ramtron’s nonvolatile F-RAM memory technology with wireless access to enable innovative data collection capabilities for a broad range of applications.

•	Added serial and parallel 256-kilobit F-RAM devices to the company’s V-Family product line bringing the total number of V-Family products to seven
•	Announced that the 16-kilobit FM25L16 achieved AEC-Q100 Grade-1 automotive standards

“During the quarter, we continued to make progress on the new product development front.  Our first MaxArias wireless memory is currently in beta sampling, and we are planning additional product innovations including exciting ultra-low power devices and products built on a new flexible integrated chip platform -- all enhanced with our underlying F-RAM technology advantage,” Staunton added. “These innovative new F-RAM enabled products are intended to further differentiate Ramtron’s product offering and augment the company’s standing as the preeminent F-RAM product supplier.”

Staunton concluded, “Based on present order rates for the fourth quarter, we anticipate another quarter of sequential revenue growth. Over the next two quarters, we plan to increase spending associated with our new foundry initiative, resulting in total research and development spending of approximately $3.5 million per quarter. Once this new manufacturing line is qualified in 2010, we anticipate that a significant reduction in manufacturing costs will widen the market opportunities for both our newly developed and existing products.”

Conference Call

Ramtron management’s teleconference today will be webcast live on the corporate website.  Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate

Ramtron Third-Quarter 2009 Results Teleconference
October 22, 2009 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link.  From this site, you can access the teleconference webcast, assuming that your computer system is configured properly.  A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, code #34856949.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. Specific forward-looking statements include statements about the anticipation for sequential revenue growth, significant manufacturing cost reductions at IBM, and the timeframe for qualifying the IBM manufacturing line. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports filed during 2009.  SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

In this release, the references to third-quarter net income before tax and earnings per share excluding stock-based compensation charges, income tax provision, and restructuring charges are not financial measures as defined by generally accepted accounting principles (GAAP). Management believes that the presentation of results excluding these items provides meaningful supplemental information regarding the Company’s operational performance; however, these figures are not a replacement for the GAAP financial measures presented nor should they be given greater consideration by investors.

XXX-
(financial statements attached)

RAMTRON INTERNATIONAL CORPORATION
THIRD-QUARTER FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED INCOME STATEMENTS
 (Amounts in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Revenue:
Product sales	$11,297	$17,095	$31,910	$46,093
License fees	179	179	538	537
Royalties	70	120	570	513
Customer-sponsored research and development	50	--	100	90
	11,596	17,394	33,118	47,233
Costs and expenses:
Cost of product sales	5,297	7,781	16,346	21,392
Research and development	2,982	3,235	7,955	9,191
Customer-sponsored research and development	52	--	112	47
Sales and marketing	1,733	2,408	5,433	6,641
General and administrative	1,213	1,716	4,182	5,273
Restructuring charge	40	--	827	--
Impairment charge	--	--	5,372	--
	11,317	15,140	40,227	42,544
Operating income (loss)	279	2,254	(7,109)	4,689
Interest expense	(92)	(78)	(257)	(281)
Other income (expense), net	51	(55)	237	(67)
Income (loss) before income tax benefit (provision)	238	2,121	(7,129)	4,341
Income tax benefit (provision)	(107)	(719)	547	(1,596)
Net income (loss)	$131	$1,402	$(6,582)	$2,745

Net income (loss) per common share:
Basic and diluted:	$0.01	$0.05	$(0.24)	$0.10
Weighted average common shares outstanding:
Basic	26,841	26,563	26,840	26,190
Diluted	26,975	27,726	26,840	27,789

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,736	$9,900
Accounts receivable, net	8,670	11,274
Inventories	8,262	9,992
Deferred income taxes, net	207	266
Other current assets	1,144	1,110
Total current assets	23,019	32,542

Property, plant and equipment, net	14,871	5,635
Goodwill, net	--	1,971
Intangible assets, net	2,852	6,470
Deferred income taxes, net	5,823	5,174
Other assets	179	212
Total assets	$46,744	$52,004

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,709	$4,930
Accrued liabilities	1,508	3,131
Deferred revenue	645	645
Current portion of long-term debt	846	382
Total current liabilities	8,708	9,088
Long-term deferred revenue	726	1,209
Long-term debt, less current portion	5,899	4,577
Total liabilities	15,333	14,874

Stockholders' equity	31,411	37,130
Total liabilities and stockholders' equity	$46,744	$52,004